Exhibit 99.1

NEWS RELEASE for October 29, 2015 at 4:05 PM ET

GENTHERM REPORTS 2015 THIRD QUARTER AND NINE-MONTH RESULTS

Net Income Up Year Over Year 60% and 33% Respectively

NORTHVILLE, MI (October 29, 2015) . . . Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the third quarter and nine months ended September 30, 2015.

For the 2015 third quarter and first nine months, revenues increased to $223.8 million and $644.2 million, respectively, from $206.0 million and $606.1 million for the comparable prior year periods.  Net income for this year’s third quarter and first nine months increased to $27.7 million and $67.0 million, respectively, from net income in the 2014 third quarter and first nine months of $17.3 million and $50.3 million.

“We had another solid and productive quarter, particularly in terms of our bottom-line performance,” said President and CEO Daniel R. Coker. “Our top-line revenue growth during the quarter was not quite what we expected, but that was largely due to currency headwinds.  Adjusting for the currency impacts, we believe our revenue growth would have been close to 15 percent over the 2014 third quarter. We continue to be pleased with our overall execution in terms of operations, cost controls, and margin improvement, all of which drove our profitability in the quarter at a rate that we believe is sustainable.

“Our Global Power Technologies (GPT) business also continues to be a highlight for us” Coker added. “Our ability to expand our GPT business to new geographic markets has been very successful. We also continue to make progress in expanding our manufacturing facilities in key markets around the world. In Europe, our new Macedonia operation has started to ship products from an initial production line, and, in Asia, our new Vietnam facility is in the final stages of opening.”

Third Quarter Financial Highlights

For the 2015 third quarter, revenues were $223.8 million compared with $206.0 million in the prior year period.  Higher revenue volumes were primarily driven by higher sales for GPT, and continued strong shipments of climate controlled seats (CCS).

Foreign currency translation of the Company’s Euro-denominated product revenue for this year’s third quarter had a significant impact on the Company’s product revenue results since the average U.S. Dollar/Euro exchange rate in this year’s third quarter was 1.11 compared to 1.33 in the third quarter of 2014.  Consequently, the Company’s Euro dominated revenues, which have increased by 15 percent in Euros, have decreased in U.S. Dollar reported product revenues.  The strong U.S. Dollar against certain other currencies had similar impacts on the Company’s reported product revenues.  Had the 2015 average exchange rates for this period been the same as the 2014 average exchange rates for these currencies, Gentherm’s product revenues would have been $13.1 million higher than the revenues actually reported for the third quarter of 2015.  Adjusting for these unfavorable currency translation impacts, the third quarter 2015 product revenues would have been $236.9 million or 15 percent higher than the third quarter 2014, reflecting higher unit volumes in substantially all of the Company’s markets and products.

CCS revenue in the 2015 third quarter, compared with the 2014 third quarter, increased by $5.3 million, or 6 percent, to $93.3 million.  This increase resulted from new program launches since the third quarter 2014, strong production volumes and related sales of vehicles equipped with CCS systems, particularly vehicles in the luxury segment of the automotive market, such as the redesigned Ford Mustang, which now offers CCS for the first time.  GPT revenues in this year’s third quarter, which were favorably impacted by the timing of shipments, increased to $21.1 million, up 145 percent from revenues of $8.6 million in the third quarter of 2014.

Seat heater revenue in this year’s third quarter decreased year-over-year by approximately $5.6 million, or 7 percent, to $74.1 million, reflecting the unfavorable impact of the declining Euro exchange rate.  The Company’s European denominated sales consist primarily of its seat heater products, whereas its CCS sales in Europe are primarily denominated in U.S. Dollars.  Therefore, the unfavorable impact of the lower Euro translation rate is focused primarily on the Company’s seat heater product sales.  Adjusted for the decline in the value of the Euro, seat heater sales actually increased due to market penetration on certain vehicle programs and stronger vehicle production volumes, including those in Europe. Gentherm also had significant sales growth of its heated steering wheel and automotive cable products, which increased by $1.9 million and $1.6 million, respectively, or 21 percent and 8 percent year over year, to $10.9 million and $21.3 million, respectively.

Net income for the 2015 third quarter was up 60 percent year over year to $27.7 million or $0.77 per basic share and $0.76 per diluted share.  Net income for the third quarter of 2014 was $17.3 million, or $0.49 per basic share and $0.48 per diluted share.

Gross margin as a percentage of revenue for this year’s third quarter increased to 33.5 percent, up from 29.9 percent for the 2014 third quarter.  The increase was due to a favorable change in product mix, greater coverage of fixed costs at the higher volume levels, and a benefit from foreign currency impact on production expenses in foreign currencies.  The favorable product mix was primarily attributable to the higher sales of GPT and partly due the greater sales growth in CCS products, both of which have historically had better margin performance.

Adjusted EBITDA for the 2015 third quarter was $43.8 million, up $12.8 million or 41 percent, compared with Adjusted EBITDA of $30.9 million for the 2014 third quarter.

Year-to-Date Summary

For the first nine months of 2015, revenues increased to $644.2 million from $606.1 million in the first nine months of 2014.  GPT revenue increased $24.3 million to $41.0 million during the first nine months of 2015, partially due to the fact that GPT was acquired on April 1, 2014 and consequently the Company did not report any revenue from GPT during the first quarter of 2014.  GPT revenue for first quarter 2015 totaled $7.5 million.  The remaining revenue increase for GPT of $16.9 million is attributable to increased product revenue during second and third quarters of 2015. CCS revenue increased year over year in the first nine months of 2015 by $27.5 million, or 11 percent, to $283.7 million.  Seat heater revenue, which has a greater exposure to foreign currency translation than the Company’s other products, decreased year over year by $21.2 million, or 9 percent, to $222.0 million.  Without the currency impact the Company’s seat heater revenue would have actually been higher than the prior year.  The Company also had significant growth in its heated steering wheel product with a year-over-year increase of $4.2 million, or 16 percent, to $31.0 million.

The average U.S. Dollar/Euro exchange rate for the first nine months of this year was 1.11 compared with 1.36 for the first nine months of the prior year.  Consequently, the Company’s Euro dominated revenues, which have increased by 10 percent in Euros, decreased in U.S. Dollar reported product revenues.  The strong U.S. Dollar against certain other currencies had similar impacts on the Company’s reported product revenues.  Had the 2015 average exchange rate for this period been the same as the 2014 average exchange rate for these currencies, product revenues would have been $39.0 million higher than the revenues actually reported for the first nine months of 2015.  Adjusting for this unfavorable currency translation impact, first nine months of 2015 product revenues would have been $683.1 million or 13 percent higher than the first nine months of 2014, reflecting higher unit volumes in substantially all of the Company’s markets and products.

Net income for the first nine months of 2015 was up 33 percent year over year to $67.0 million, or $1.86 per basic share and $1.84 per diluted share. Net income for the first nine months of 2014 was $50.3 million, or $1.42 per basic share and $1.40 per diluted share, which included $1.1 million in fees and expenses associated with the acquisition of GPT.

Further non-cash purchase accounting impacts associated with recent acquisitions are detailed in the Acquisition Transaction Expenses, Purchase Accounting Impacts and Other Effects table accompanying the release.

Gross margin as a percentage of revenue for first nine months of 2015 was 32.2 percent compared with 29.6 percent for the first nine months of 2014.

Gentherm continues to increase cash reserves from operations.  Total cash as of September 30, 2015, increased 98 percent to $129.2 million when compared to total cash of $65.2 million as of September 30, 2014 and was up 51 percent when compared to total cash of $85.7 million at December 31, 2104.  This combined with borrowing availability under the Company’s credit agreements provides available liquidity totaling $215 million.

Adjusted EBITDA for the first nine months of 2015 was $111.8 million compared with Adjusted EBITDA of $95.7 million for the comparable period of the prior year.

Guidance

The increase in the Company’s revenues continues to be strong in local currencies.  As Gentherm enters the last quarter of 2015, uncertain economic conditions in parts of Western and Eastern Europe and Asia are contributing to the increasing strength of the U.S. Dollar.  This strengthening of the U.S. Dollar will continue to have an unfavorable impact on the Company’s revenues in future periods.  As a result, the Company now believes that 2015 revenue will increase by approximately 6 percent over 2014 revenue, which was $811 million. Looking forward into next year, the Company believes that 2016 revenue will increase by approximately 10 percent over 2015 revenue.

Conference Call

As previously announced, Gentherm is conducting a conference call today to be broadcast live over the Internet at 5:00 PM Eastern Time to review these financial results.  The dial-in number for the call is 1-877-407-4018 or 1-201-689-8471.  The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Gentherm’s website at www.gentherm.com.

About Gentherm

Gentherm (NASDAQ-GS: THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications.  Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices.  Non-automotive products include remote power generation systems, heated and cooled furniture and other consumer and industrial temperature control applications.  The Company’s advanced technology team is developing more efficient materials for thermoelectrics and new systems for waste heat recovery and electrical power generation.  Gentherm has nearly ten thousand employees in facilities in the U.S., Germany, Canada, China, Hungary, Japan, Korea, Macedonia, Malta, Mexico, Ukraine and Vietnam.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding future sales, products, opportunities, markets, expenses and profits. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks that sales may not increase, additional financing requirements may not be available, new competitors may arise, currency exchange rates may change, and adverse conditions in the industry in which the Company operates may negatively affect its results. Those and other risks are described in the Company's annual report on Form 10-K for the year ended December 31, 2014 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

Contact:    DresnerAllenCaron

Mike Mason (investors)

mmason@dresnerallencaron.com

(212) 691-8087

Rene Caron (investors)

rcaron@dresnerallencaron.com

Len Hall (media)

lhall@dresnerallencaron.com

(949) 474-4300

TABLES FOLLOW

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Product revenues	$223,818	$206,012	$644,168	$606,132
Cost of sales	148,892	144,427	436,967	426,765
Gross margin	74,926	61,585	207,201	179,367
Operating expenses:
Net research and development expenses	14,934	15,278	44,459	42,873
Acquisition transaction expenses	—	—	—	1,075
Selling, general and administrative	22,543	22,181	71,546	61,741
Total operating expenses	37,477	37,459	116,005	105,689
Operating income	37,449	24,126	91,196	73,678
Interest expense	(759)	(857)	(1,867)	(2,758)
Debt Retirement expense	—	(730)	—	(730)
Revaluation of derivatives loss	(134)	294	(1,151)	(293)
Foreign currency gain (loss)	420	938	748	(905)
Gain from equity investment	—	—	—	785
Other income	487	369	944	169
Earnings before income tax	37,463	24,140	89,870	69,946
Income tax expense	9,798	6,852	22,891	19,656
Net income	$27,665	$17,288	$66,979	$50,290
Basic earnings per share	$0.77	$0.49	$1.86	$1.42
Diluted earnings per share	$0.76	$0.48	$1.84	$1.40
Weighted average number of shares – basic	36,110	35,522	35,951	35,317
Weighted average number of shares – diluted	36,482	36,271	36,390	35,943

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GENTHERM INCORPORATED

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$27,665	$17,288	$66,979	$50,290
Add Back:
Income tax expense	9,798	6,852	22,891	19,656
Interest expense	759	857	1,867	2,758
Depreciation and amortization	7,777	8,507	23,054	24,138
Adjustments:
Debt retirement expense	—	730	—	730
Acquisition transaction expense	—	—	—	1,075
Unrealized currency gain	(513)	(1,701)	(413)	(677)
Unrealized revaluation of derivatives	(1,715)	(1,589)	(2,602)	(2,274)
Adjusted EBITDA	$43,771	$30,944	$111,776	$95,696

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance.  The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss and unrealized revaluation of derivatives.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.  Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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GENTHERM INCORPORATED
ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS AND OTHER EFFECTS
(Unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,		Future Full Year Periods (estimated)
	2015	2014	2015	2014	2015	2016	2017	Thereafter

Transaction related current expenses
Acquisition transaction expenses	$–	$–	$–	$1,075	$–	$–	$–	$–
Non-cash purchase accounting impacts
Customer relationships amortization	$1,757	$2,105	$5,320	$6,335	$7,079	$7,079	$7,079	$24,286
Technology amortization	755	904	2,289	2,701	3,041	3,041	2,175	1,980
Product development costs amortization	260	550	1,003	1,689	1,051	42	–	–
Trade name amortization	44	52	136	106	171	171	128	–
Order backlog amortization	–	413	–	832	–	–	–	–
Inventory fair value adjustment	–	1,091	–	1,091	–	–	–	–
	$2,816	$5,115	$8,748	$12,754	$11,342	$10,333	$9,382	$26,266
Tax effect	(656)	(1,217)	(2,038)	(3,385)	(2,641)	(2,407)	(2,186)	(6,167)
Net income effect	$2,160	$3,898	$6,710	$10,444	$8,701	$7,926	$7,196	$20,099

Earnings per share - difference
Basic	$0.06	$0.11	$0.19	$0.30
Diluted	$0.06	$0.11	$0.18	$0.29

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GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$129,172	$85,700
Accounts receivable, less allowance of $3,055 and $2,847, respectively	155,922	136,183
Inventory:
Raw materials	47,350	48,678
Work in process	4,503	4,009
Finished goods	26,070	24,956
Inventory, net	77,923	77,643
Derivative financial instruments	1,556	145
Deferred income tax assets	5,714	6,247
Prepaid expenses and other assets	27,117	29,107
Total current assets	397,404	335,025
Property and equipment, net	108,539	91,727
Goodwill	28,523	30,398
Other intangible assets	52,977	68,129
Deferred financing costs	333	406
Deferred income tax assets	22,902	18,843
Derivative financial instruments	2,647	1,345
Other non-current assets	12,363	12,019
Total assets	$625,688	$557,892
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$70,386	$71,434
Accrued liabilities	66,067	68,387
Current maturities of long-term debt	4,510	5,306
Deferred tax liabilities	20	—
Derivative financial instruments	5,543	2,466
Total current liabilities	146,526	147,593
Pension benefit obligation	9,977	10,321
Other liabilities	5,502	2,788
Long-term debt, less current maturities	94,781	85,469
Derivative financial instruments	5,941	6,698
Deferred income tax liabilities	10,579	10,804
Total liabilities	273,306	263,673
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 36,210,905 and 35,696,334 issued and outstanding at September 30, 2015 and December 31, 2014, respectively	252,621	243,255
Paid-in capital	(6,690)	(8,224)
Accumulated other comprehensive loss	(45,459)	(25,743)
Accumulated earnings	151,910	84,931
Total shareholders’ equity	352,382	294,219
Total liabilities and shareholders’ equity	$625,688	$557,892

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GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Operating Activities:
Net income	$66,979	$50,290
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	23,123	24,565
Deferred income tax benefit	(4,262)	(6,294)
Stock compensation	4,687	3,449
Defined benefit plan expense (income)	284	(33)
Provision of doubtful accounts	309	500
Gain on revaluation of financial derivatives	(951)	(1,264)
Gain from equity investment	--	(785)
Loss on write-off of intangible assets	358	--
(Gain) loss on sale of property and equipment	(41)	202
Changes in operating assets and liabilities:
Accounts receivable	(24,442)	(25,190)
Inventory	(3,829)	(4,000)
Prepaid expenses and other assets	(1,313)	(8,240)
Accounts payable	1,722	8,039
Accrued liabilities	3,712	4,212
Net cash provided by operating activities	66,336	45,451
Investing Activities:
Acquisition and investment in subsidiary, net of cash acquired	(47)	(31,739)
Proceeds from the sale of property and equipment	226	96
Purchases of property and equipment	(35,728)	(26,990)
Net cash used in investing activities	(35,549)	(58,633)
Financing Activities:
Borrowing of debt	15,000	91,592
Repayments of debt	(4,156)	(76,904)
Excess tax benefit from equity awards	1,220	4,004
Cash paid for the cancellation of restricted stock	(1,475)	--
Proceeds from the exercise of Common Stock options	6,468	6,282
Net cash provided by financing activities	17,057	24,974
Foreign currency effect	(4,372)	(1,508)
Net increase in cash and cash equivalents	43,472	10,284
Cash and cash equivalents at beginning of period	85,700	54,885
Cash and cash equivalents at end of period	$129,172	$65,169
Supplemental disclosure of cash flow information:
Cash paid for taxes	$23,870	$13,181
Cash paid for interest	$1,420	$1,990
Supplemental disclosure of non-cash transactions:
Common Stock issued to Board of Directors and employees	$2,287	$2,026

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